Exhibit 10.33

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Supply Agreement”) is made as of December 17, 2015 (the “Effective Date”) by and between Genzyme Corporation, a Massachusetts corporation, with its principal offices at 500 Kendall Square, Cambridge, MA 02142 (hereinafter “Genzyme”) and Semnur Pharmaceuticals, Inc., a Delaware corporation with principal offices at 4970 El Camino Real, Ste 205, Los Altos, CA 94022 (hereinafter “Semnur”). Semnur and Genzyme may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”

BACKGROUND

A.           Semnur is a pharmaceutical company and intends to develop, manufacture and commercialize the Semnur Product (as defined below) for the Intended Use (as defined below); and

B.            Semnur desires to purchase from Genzyme, and Genzyme desires to supply to Semnur, the Product (as defined below) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS / INTERPRETATION

For the purposes of this Supply Agreement, the following capitalized words and phrases shall have the following meanings:

1.1          “Affiliate” means, with respect to a Party, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such Party, for so long as such relationship exists. For the purposes of this definition, control means: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Law of the country of incorporation or domicile), as applicable.

1.2          “Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Governmental Authority that apply to the development, manufacture or supply of any Product or the other activities contemplated under this Supply Agreement, including (i) all applicable federal, state and local laws, rules and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; (iii) regulations and guidelines of the FDA and other Regulatory Authorities, including cGMPs; and (iv) any applicable non-U.S. equivalents of any of the foregoing.

1.3          “cGMPs” means current good manufacturing practices and standards as set forth (and as amended from time to time) in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211, and any corresponding practices and standards under Applicable Law in the Territory, or the country in which the Product is Manufactured hereunder, subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the Parties.

1.4          “Certificate of Analysis” or “CoA” means a document, signed by an authorized representative of Genzyme, certifying the specifications for, and testing methods applied to, the Product set forth on Schedule 3, and the results thereof, and which includes the Product date of manufacture, date of release, and date of re-testing.

1.5          “Components” means any product or material used in the Manufacture of the Product.

1.6          “Facility” means Genzyme Corporation’s 76 New York Ave. Framingham, MA BioSurgery manufacturing facility.

1.7          “FDA” means the United States Food and Drug Administration, or any successor agency thereto performing similar functions.

1.8          “Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, country, city or other political subdivision, including any Regulatory Authority.

1.9          “Intended Use” means treatment of lower back pain.

1.10        “Materials” means all raw materials, supplies, components, excipients, labels and packaging materials necessary to Manufacture and ship Product in accordance with the Product Specifications as set forth at Schedule 3.

1.11        “Manufacture” or “Manufacturing” means the processes and procedures for the supply of the Product, including, (a) the supply and quality control of the Components; (b) the manufacture of the Product in bulk; (c) the bulk packaging and labeling of the Product; (d) the quality control of the Product; (e) the storage of the Product until shipment; and (f) the transportation of the Product to the agreed delivery site.

1.12        “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.13        “Product” means sodium hyaluronate meeting the specifications set forth at Schedule 3.

1.14        “Regulatory Approval” means, with respect to the Product or the Semnur Product (as defined below), all approvals, licenses, registrations or authorizations necessary to market and sell such Product in a particular jurisdiction in the Territory (including applicable approvals of labeling, price and reimbursement for such Product in such jurisdiction).

1.15        “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, Manufacture or commercialization (including approval of Regulatory Approvals) of any Product(s) in any jurisdiction, including the FDA.

1.16        “Semnur Product” means the product more particularly described in Schedule 1 that Semnur intends to develop and commercialize for the Intended Use.

1.17        “Specifications” means, with respect to the Product or applicable Component thereof, all written product, regulatory, Manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and specifications applicable to the Manufacture of such Product or Component, as set forth in the Regulatory Approval for the Product and as otherwise provided by Genzyme to Semnur in writing from time to time and agreed by Semnur, and including those specifications set forth on the Certificate of Analysis.

1.18        “Supply Price” means the price paid by Semnur for the Product as set forth on Schedule 2 of this Supply Agreement.

1.19        “Territory” means the list of countries in Schedule 5.

1.20        “Third Party” means any Person other than Semnur, Genzyme, or their respective Affiliates.

Article 2
EXCLUSIVITY; SUPPLY

2.1          Supply. Pursuant to the terms and conditions of this Supply Agreement, and subject to Genzyme’s monthly and annual manufacturing capacity for the Product, Genzyme agrees that it will Manufacture the Product for Semnur and shall supply the Product to Semnur and Semnur shall purchase 100% of its clinical and commercial supply requirements for the Product in the Territory from Genzyme exclusively. In no case shall Genzyme be obligated to manufacture and supply in excess of [...***...]/year of Product to Semnur. Should Semnur reasonably forecast that its Product requirements in the Territory will exceed [...***...]/year, Genzyme will use commercially reasonable efforts to accept additional volume up to [...***...]kg. Genzyme and Semnur agree that Genzyme shall have no obligation to manufacture and supply Product to Semnur or any Third Party for a product for a use other than for the Semnur Product and its Intended Use. Semnur shall not order Product under this Agreement for a product other than the Semnur Product and its Intended Use without the express written consent of Genzyme.

2.2          Clinical Forecasts. Beginning on the date of the first full quarter following the Effective Date, at least fifteen (15) days prior to the beginning of each calendar month thereafter, Semnur will submit subsequent rolling forecasts of its expected clinical requirements for the twelve (12) month period thereafter (the “Monthly Forecast”). The first three (3) months of each forecast shall be binding on Semnur, and subsequent Monthly Forecasts may not change the forecasts for such binding months without the consent of Genzyme. The remaining months of each of the Monthly Forecasts will not be binding on Semnur, but shall represent Semnur’s projected requirements for the Products.

2.3          Commercial Forecasts. Beginning on the date of the first full quarter prior to the anticipated launch date of the Semnur Product and no later than one month prior to the commercial launch of the Semnur Product, at least fifteen (15) days prior to the beginning of each calendar quarter thereafter, Semnur will submit subsequent rolling quarterly forecasts (Q) of its expected commercial requirements for the twenty four (24) month period thereafter. The first two quarters (i.e. six (6) months Q plus Q+1) of each forecast shall be binding on Semnur, and subsequent quarterly forecasts may not change for such binding months without the consent of Genzyme. The remaining months of each of the quarterly forecasts will not be binding on Semnur, but shall represent Semnur’s projected requirements for the Products.

2.3.1        It is further understood that with respect to each new quarterly forecasts starting after commercial launch of the Semnur Product:

(i)            the volume forecasted in Q+1 shall not vary by more than plus or minus [...***...] from the volume specified in Q+2 (i.e. months 7, 8 and 9) of the immediately preceding rolling forecast; and

(ii)           the volume forecasted in months Q+2 shall not vary by more than plus or minus [...***...] from the volume specified in Q+3 of the immediately preceding rolling forecast.

2.3.2        Planning Forecasts.

On October 1st of each Contract Year beginning with the first October 1st that is within six months prior to the anticipated commercial launch of the Semnur Product, Semnur will supply Genzyme with a written five (5) year rolling forecast (for clarity, each such planning forecast shall be for the five (5) Contract Years following the Contract Year in which such planning forecast is provided to Genzyme), of Semnur’s projected requirements for the Product. Such planning forecasts shall represent Semnur’s most current estimates for planning purposes only, and shall not be considered to be purchase commitments.

2.4          Orders. Semnur’s orders for Product shall be made pursuant to written purchase orders placed not less than six (6) months before the delivery date specified by Semnur and that specify the quantity of Product, destination(s) and delivery date in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by the Parties; provided, however, that the required lead time shall not exceed one hundred eighty (180) calendar days unless otherwise mutually agreed. Semnur’s orders for Product shall be in accordance with the minimum order quantities set forth in Schedule 2 to this Agreement. Genzyme shall accept or reject Semnur’s orders for Product within ten (10) calendar days of the purchase order date; provided that if Genzyme fails to accept or reject a purchase order within such ten (10) calendar day period, such purchase order shall be deemed accepted by Genzyme. Notwithstanding anything herein to the contrary, Genzyme shall accept all purchase orders submitted by Semnur in accordance with this Article 2. Accepted purchase orders may not be cancelled without the prior written agreement of both Parties except as set forth in Sections 2.8 and 10.5; provided that Semnur may modify or cancel purchase orders for the Products for clinical supply, so long as such modification or change is made further than 90 days in advance of the originally requested delivery date. For the avoidance of doubt, for any cancelled purchase order, Semnur is responsible for any non-cancellable costs incurred by Genzyme in association with said purchase order. Unless otherwise directed by Semnur, Genzyme shall fill all purchase orders for Product in accordance with the requested due dates. The terms and conditions of this Supply Agreement shall be controlling over any conflicting terms and conditions stated in Semnur’s purchase order or Genzyme’s invoice, confirmation or other similar document. Any other document which conflicts with or adds to the terms and conditions of this Supply Agreement with respect to the Manufacture and supply of Product is hereby rejected, unless the Parties mutually agree to the contrary in writing.

2.5          Delivery and Risk of Loss. Genzyme shall make deliveries of Product(s) to the delivery destination(s) specified by Semnur. Title to Product shall pass upon delivery to carrier. Unless otherwise specified by Semnur, all shipments of Product(s) shall be CIP (Incoterms 2010).

2.6          Packaging. Product(s) shall be shipped to Semnur, or its designee, and shall be packaged in accordance with Applicable Law (including cGMPs), the Specifications or as otherwise reasonably specified by Semnur.

2.7          Conformance to Specifications. Genzyme shall Manufacture the Product in accordance with Applicable Law (including cGMPs) and the Specifications, as the same may be amended or supplemented from time to time. Each Party shall keep the other promptly and fully advised of any new instructions or Specifications required by the applicable Regulatory Authority or Applicable Law, of which it becomes aware. The Parties shall confer with respect to the mode of compliance with such new requirements. Prior to implementation of such new requirements or changes, the Parties shall negotiate in good faith in an attempt to reach agreement on (a) the new Product price which embodies such changes, (b) any amounts to be reimbursed by Semnur to Genzyme as described in the next sentence of this paragraph, and (c) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders). Semnur shall reimburse Genzyme for the mutually agreed upon reasonable expenses incurred by Genzyme as a result of such changes, including, but not limited to, reimbursing Genzyme for its mutually agreed validation and development costs and costs for any packaging components or other materials rendered unusable as a result of such changes. Any and all direct costs associated with any change in the Manufacture of the Products required by cGMP Requirements or applicable Law shall be borne by Genzyme. If during the Term, Semnur amends the Specifications (whether voluntarily or as required by law) so as to render obsolete quantities of the Product and/or materials and components used to manufacture and package the Product on hand at Genzyme, Semnur shall be financially liable for the actual cost of the materials / components including(i) all such obsolete Product at the prices then in effect, (ii) all work-in-progress of the Product at Genzyme’s actual cost thereof, and (iii) at Genzyme’s Acquisition Cost, all such obsolete materials and components obtained by Genzyme pursuant to its normal procurement policies to manufacture quantities of the Product pursuant to Semnur’s forecasts.

2.8          Notification of Capacity and Capacity Restrictions. Genzyme will promptly notify Semnur in writing in the event that Genzyme is unable or anticipates that it will be unable to supply compliant Product in accordance with the requirements of this Supply Agreement in the quantities and within the time periods specified in the forecasts and applicable orders provided by Semnur (each, a “Shortage of Supply”). Within ten (10) calendar days of receipt of said notification, the Parties agree to meet to discuss and evaluate Genzyme’s capacity in relation to Section 2.1. In the event of a Shortage of Supply, in addition to any other rights or remedies available to Semnur, and if such Shortage of Supply projects that Semnur will incur a stock out to market of the Semnur Product that exceeds one month, then Semnur shall have the right to take any measures available to it to mitigate any of its resulting losses, including using an alternate supplier of the Product during the period affected by such Shortage of Supply and for a period of six (6) months thereafter. As soon as practicable after the period affected by the Shortage of Supply and Semnur’s receipt of notice from Genzyme of Genzyme’s ability to supply, Semnur shall restart purchases of Product from Genzyme, subject to reasonable commercial commitments Semnur made to alternate suppliers, the period of such commitments not to exceed six (6) months after the first occurrence period affected by such Shortage of Supply; provided that, following any such Shortage of Supply and such 6-month period, Semnur shall be entitled to purchase up to ten percent (10%) of its requirements of Product in the Territory from a third party supplier, within a two year time period. Upon a second occurrence of a Shortage of Supply within a two year time period Semnur shall be entitled to purchase up to twenty percent (20%) of its requirements of Product in the Territory from a third party supplier, the period of such commitments not to exceed twelve (12) months. Semnur shall also have the right to cancel orders for any quantities of Product affected by such Shortage of Supply effective upon notice to Genzyme, and Semnur shall have no further obligations to purchase any such cancelled quantities of Product. In the event of a Shortage of Supply, Genzyme shall allocate the available supply of such Product as purchased by Semnur in the previous 12 months based on Semnur’s percentage of the total quantity available.

2.9          Subcontracting by Genzyme. Genzyme may not subcontract or otherwise delegate all or any portion of its obligations under this Supply Agreement to the extent the subcontractor or delegate will have access to any Confidential Information of Semnur or the subcontractor’s or delegate’s activities include Product Manufacturing without Semnur’s prior written approval, not to be unreasonably withheld, conditioned or delayed; provided, however, that Semnur’s consent is not required for subcontractors used generally by Genzyme in connection with the Products where Semnur Confidential Information is not shared. Genzyme shall ensure that each subcontractor and delegate has and maintains all appropriate qualifications. Any subcontracting by Genzyme shall not relieve Genzyme of its own obligations and performance under this Supply Agreement.

Notwithstanding the foregoing, Genzyme may subcontract, in whole or in part, its obligations under this Agreement without the prior written consent of Semnur to any entity to which Genzyme, or any of its Affiliated Companies, transfers ownership of the Facility. Subcontracting should be managed in accordance with the Quality Agreement.

2.10        Exclusivity. For a period of five (5) years after the Effective Date of this Supply Agreement, and so long as this Agreement has not been terminated, Genzyme and its Affiliates will not collaborate with, research, develop or produce for any other Third Party: (a) any product incorporating the Product and a corticosteroid, which product is intended by the Third Party or approved for the Intended Use, or (b) the Product for incorporation in any product described in subsection (a) (the “First Exclusivity Period”). If Semnur achieves FDA approval for the Semnur Product during the First Exclusivity Period, then the exclusivity granted under this section will be extended for an additional five (5) years (i.e., until ten (10) years after the Effective Date) so long as this Agreement has not been terminated (the “Second Exclusivity Period”). If in any single year during the Second Exclusivity Period Semnur achieves an annual sales volume of the Semnur Product in the Territory equivalent to at least […***…] of the Product, then the period of exclusivity will be extended by an additional five (5) years (i.e., until fifteen (15) years after the Effective Date) so long as the Agreement remains in effect and has not been terminated (the “Third Exclusivity Period”). Upon expiration of the exclusivity obligation under this Section, Genzyme will be released from its obligations of exclusivity. If Semnur fails to complete clinical trials necessary for Regulatory Approval for the Semnur Product by January 1, 2020, Semnur’s exclusivity rights under this Section 2.10 shall terminate. For the avoidance of doubt, Semnur’s exclusivity rights under this Section 2.10 shall also terminate upon the termination of this Agreement.

2.11        Facility. Genzyme will Manufacture the Product at the Facility. Genzyme shall have the right to Manufacture the Product at any other facility agreed in writing by the Parties, not to be unreasonably withheld, conditioned or delayed, which facility is qualified for the Manufacture of Product.

2.12        Alternate Supplier. The Parties will discuss appropriate methods to ensure consistency of supply of the Product, including qualifying alternate sources of supply. Semnur shall have the right to qualify an alternate source of the Product at any time during the Term. For the avoidance of doubt, Semnur’s qualification of an alternative source does not relieve Semnur of its obligation to exclusively purchase Product from Genzyme. Semnur shall have the right to purchase Product from any such alternate supplier in the event of a Shortage of Supply as set forth in Section 2.8 above.

Article 3
PRICING AND PAYMENT

3.1          Invoices. Product pricing shall be in accordance with Schedule 2 to this Agreement. The Parties agree that the price for commercial supply of Product shall be subject to good faith renegotiation, at Genzyme’s election, should the cost to Manufacture for specified quantities of Product exceed the pricing for specified quantities of Product as set forth at Schedule 2. Genzyme shall invoice Semnur at the time of each shipment of Product(s) for the Supply Price for such shipment. Semnur will pay such invoices within thirty (30) calendar days from the date of the invoice by Genzyme.

3.2          Supply Prices. The Supply Price for the supply of Product shall be adjusted beginning January 1, 2016 and each January 1st thereafter during the Term as per Bureau of Labor Statistics Producer Price Index (PPI) ID PCU3254 Pharmaceutical Manufacturing over the prior 12 month period, provided that in no case shall the Supply Price be increased by more than […***…] percent ([…***…]%) in any year.

3.3          Recordkeeping. During the Term and for one (1) year thereafter, or for such longer period as may be required by Applicable Law, Genzyme shall prepare and retain, and shall cause its subcontractors to prepare and retain, accurate books and records related to transactions made pursuant to this Supply Agreement. Audits and inspections may be conducted by Semnur’s own personnel or retained consultant(s), subject to the confidentiality obligations set forth in this Supply Agreement.

3.4          Taxes. Genzyme agrees that all Supply Prices shall be exclusive of, and that Semnur shall bear, all taxes, whether direct or indirect (including, by way of example, corporate income, transfer taxes, and VAT), levies, and duties (including customs duties) as may be imposed on Semnur (or for which Genzyme is required to act as withholding agent by any governmental body or authority on the subject matter of this Supply Agreement, other than taxes on Genzyme’s income), and shall be responsible for the timely payment of such amounts to such governmental body or authority.

Article 4
PRODUCT TESTING

4.1          Product Testing and Inspections. Each shipment of Product shall be accompanied by a certificate of analysis describing all current requirements of the Specifications and results of tests performed on such Product and a certificate of conformity certifying that the quantities of Product supplied have been Manufactured, controlled and released according to the Specifications and all Applicable Law, including cGMPs. Genzyme will also provide Semnur with Material Safety Data Sheets (“MSDS”) or equivalent instrument recognized by the applicable Regulatory Authority as required for the Product, and updates of the same as necessary.

4.1.1        Visual Inspection. Semnur shall visually inspect or have visually inspected the Product (each container or grouping of containers) delivered hereunder for correct labeling, container damage, broken seals and evidence of tampering or contamination and/or shortages in quantity when compared to the packing slip for such delivery (collectively, “Obvious Defect”). Semnur shall use its best efforts to notify the carrier immediately upon arrival of the shipment, and Semnur shall have the freight documents, where possible, countersigned by the carrier’s representative. Semnur shall provide Genzyme with written notice of any such Obvious Defect within five (5) working days after receipt of such Product. Semnur shall be deemed to have accepted any shipment of Product, with respect to Obvious Defects, if Semnur does not send written notice to Genzyme within five (5) working days after receipt of such shipment of Product.

4.2          Rejection of Non-Conforming Goods. Semnur shall have a period of forty-five (45) calendar days from the date of Semnur’s receipt of the Product and the CoA or the equivalent instrument recognized by the applicable Regulatory Authority for such Product, at the designated Semnur facility, to further inspect and test any shipment of Product to determine whether such shipment conforms to the Specifications and Applicable Law. If Semnur determines that the Product(s) do not conform to the Specifications or Applicable Law, it shall notify Genzyme, and, if requested by Genzyme, Semnur shall ship a sample of such non-conforming Product to Genzyme at Genzyme’s expense. Semnur’s failure to notify Genzyme of the non-conformity within the forty-five (45) calendar day period specified above will be deemed for purposes of this Supply Agreement to constitute Semnur’s acceptance of such shipment, provided, however, that such acceptance shall be subject to Semnur’s right to reject Product(s) due to latent defects discovered by Semnur or Semnur’s customers after such forty-five (45) calendar day period has expired by providing Genzyme with written notice of such latent defect within forty-five (45) calendar days of Semnur’s becoming aware of such defect, provided however that any latent defect(s) must be reported prior to the Product’s expiration date.

4.3          Disputes Regarding Conformance to Specifications. If Genzyme does not agree with Semnur’s determination that Product fails to conform to the Specifications or Applicable Law, then Genzyme shall so notify Semnur in writing within thirty (30) calendar days of its receipt of Semnur’s notice of non-conformity with respect to such Product and (if requested) Product sample; and Genzyme and Semnur shall use reasonable efforts to resolve such disagreement as promptly as possible. Without limiting the foregoing, Genzyme and Semnur shall discuss in good faith mutually acceptable testing procedures pursuant to which both Genzyme and Semnur will re-test a sample of the disputed Product to determine whether such Product meets the Specifications or Applicable Law. Notwithstanding the foregoing, in the event that Genzyme and Semnur are unable to resolve such disagreement within thirty (30) calendar days of the date of the applicable rejection notice, either Party may submit a sample of the allegedly non-conforming Product for testing and a determination as to whether or not such Product conforms to the Specifications or Applicable Law to an independent testing organization, or to a consultant of recognized repute within the United States pharmaceutical industry, in either case mutually agreed upon by the Parties (such organization or consultant, the “Laboratory”), the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of the Laboratory with respect to all or part of any shipment of Product shall be final and binding upon the Parties. The fees and expenses of the Laboratory making such determination shall be borne by Genzyme, in the event that the Laboratory determines that the Product was non-conforming and by Semnur, in the event that the Laboratory determines that the Product did conform to the Specifications and Applicable Law.

4.4          Return and Replacement of Non-Conforming Goods. Product accepted by Genzyme as not meeting the applicable requirements, Applicable Law or the Specifications, or which are determined by the Laboratory not to meet such requirements, Applicable Law or the Specifications, shall be returned by Semnur to Genzyme, or destroyed pursuant to Applicable Law, at Genzyme’s expense. Genzyme shall credit Semnur for any non-conforming product and shall replace any non-conforming Product(s) in accordance with a mutually agreed timeframe. Semnur shall pay Genzyme the applicable amounts for the replacement Product(s). Genzyme shall have no liability to Semnur with respect to any such nonconformity which the Parties agree (or, absent such agreement, which a mutually acceptable independent laboratory or consultant determines) (i) was caused by information supplied by Semnur or due to a fault in materials supplied by Semnur, (ii) was otherwise caused by Semnur or its agents, or (iii) was caused after delivery thereof in accordance with this Agreement.

Article 5

INSPECTION

5.1           Unless for cause, and upon ninety (90) days’ prior written notice, Semnur or its designated agents shall have the right to inspect the Facility and records related to the Manufacture of the Product, during regular business hours to verify compliance with the terms and provisions of this Agreement or for insurance inspection purposes. Such inspection of the Facility and related records shall last no more than two (2) days and involve no more than two (2) auditors. The initial inspection shall be scheduled following execution of this Agreement at the earliest possible date agreed by the parties. Semnur agrees to not inspect the Facility and related records more often than one (1) time in a two calendar year period or any other frequency mutually agreed. Genzyme agrees that in the event of a documented, material manufacturing quality issue, it will reasonably accommodate Semnur’s request for an audit of the Facility and related records upon such dates and times mutually agreed to. During such an inspection or request for information the inspectors may inquire about the progress of the work being carried out by Genzyme or its subcontractor, and are in particular but not exclusively authorized to:

5.1.1        Inspect the Facility, documents and equipment used, or to be used, in the Manufacture of the Products and the Components;

5.1.2        Verify the qualifications of the employees and subcontractors carrying out such work and their use of the relevant equipment;

5.1.3        Evaluate all scientific techniques used by Genzyme, its subcontractors and their respective employees in the performance of this Supply Agreement and the procedures used in the creation and storage of samples of the Products; and

5.1.4        Verify and evaluate information relating to the utilization of the Manufacturing capacity of the Facility or its subcontractor’s Facilities.

5.2           Governmental Inspections. If Genzyme is notified that the Product or the Facility will be subject to an inspection by any governmental authority, Genzyme shall inform Semnur in advance of such inspection, to the extent practicable and otherwise promptly after such inspection and Genzyme shall cooperate with and allow such inspection to the extent required by applicable laws. Semnur shall not have the right to be present at any meetings or events related to such inspection. Genzyme will promptly inform Semnur of any material findings of such inspection concerning Product, including written responses to remedy conditions cited in the inspections related to the Product.

5.3           Corrective Action Plan. Following Genzyme’s receipt of an audit report prepared by Semnur, the parties shall meet to discuss a proposed corrective action plan to address any audit findings. Genzyme shall implement a mutually agreed upon corrective action plan within agreed upon timelines.

5.4           Genzyme Audits. Without limiting the foregoing, Genzyme is responsible for auditing the facilities of the suppliers of Components periodically, and Genzyme agrees to show to Semnur during an on-site audit, findings of the audit report of these facilities.

Article 6

REGULATORY AND QUALITY RESPONSIBILITIES

6.1           Genzyme shall obtain and maintain any and all regulatory and governmental permits, licenses and approvals that are necessary for Genzyme to Manufacture the Product for Semnur or its Affiliates in accordance with the terms of this Supply Agreement and Applicable Law. The Parties or their Affiliates shall enter into a Quality Agreement for the manufacture of the Product, which shall be agreed by the Parties within one-hundred twenty (120) days after the Effective Date.

6.2           Changes or Modifications in Manufacturing Activities. Genzyme shall promptly make and implement such changes as are required by Applicable Law (“Required Changes”), provided that, prior to implementation, all such Required Changes shall utilize Genzyme’s change control process. Genzyme shall inform Semnur of any estimated effect on Supply Price and other issues regarding such implementation of Required Changes if relevant. In addition, Semnur shall have the right to request changes in or modifications to the Specifications (“Voluntary Changes”). Genzyme shall review such requests for Voluntary Changes and advise Semnur if such changes are feasible. Voluntary changes require the mutual agreement of the parties. All such Voluntary Changes shall be documented in writing and shall be signed by an authorized representative of Semnur and Genzyme. Such Voluntary Changes shall utilize Genzyme’s change control process. If such Voluntary Changes result in a material change in Genzyme’s manufacturing costs or lead times or capacity, prior to implementation the Parties shall agree upon an appropriate adjustment to the Supply Price solely to reflect the actual increase in Genzyme’s manufacturing costs and compensation for Genzyme’s one-time costs necessary for such Voluntary Changes or in the delivery schedules, as the case may be, for Product(s) to be provided by Genzyme hereunder.

6.3           Other Manufacturing Changes by Genzyme. Genzyme will provide written notice to Semnur of any material or significant changes to raw materials (or suppliers thereof), processes, equipment, facilities, tests or any other item used in the manufacturing or processing activities to be performed by Genzyme hereunder if such alterations (i) would require regulatory approval from a Regulatory Authority, or (ii) would involve a change in the route of synthesis of the Product, the reagents used in the synthesis of the Product, or changes in the reaction conditions that would produce a different impurity profile, or (iii) would cause a delay in obtaining Regulatory Approval for the Semnur Product; provided that for any changes that would require regulatory approval of a Regulatory Authority for the Semnur Product, that such alteration shall be made only with the consent of Semnur (not to be withheld unreasonably). If any such changes cause a delay in obtaining Regulatory Approval for the Semnur Product, then the January 1, 2020 date in Sections 2.10 and 10.2.3 shall be extended by the length of any such delay.

6.4           Cooperation in Obtaining Government Approvals. Genzyme shall cooperate with Semnur, at Semnur’s request, to enable Semnur to comply with requirements of Regulatory Authorities to perform clinical trials and obtain Regulatory Approval for the Semnur Product, including by providing Semnur and its sublicensees with all information reasonably necessary to provide to the applicable Regulatory Authorities related to the Product, and providing to Semnur or its sublicensees a letter authorizing Semnur and its sublicensees to reference Genzyme’s drug master file (DMF) for the Product (provided that Semnur and its sublicensees will have no direct access to the DMF) and other regulatory filings regarding the Product and the like, and to resolve the concerns of any Regulatory Authority with respect to the manufacture or processing of the Product prior to its shipment to Semnur.

6.5           Deviations. In the event that a material deviation occurs during the course of the Manufacture of any batch of Product delivered to Semnur under this Supply Agreement, Genzyme shall provide Semnur with a detailed written description of any such deviation.

Article 7
REPRESENTATION AND WARRANTIES

7.1           Mutual Warranties and Representations. Each Party represents and warrants the following:

7.1.1        it is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.1.2        it has all requisite power and authority to enter into this Supply Agreement. The person signing this Supply Agreement has the necessary corporate authority to legally bind it to the terms set forth herein.

7.1.3        its execution of this Supply Agreement and performance of the terms set forth herein will not cause it to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

7.1.4        its execution of this Supply Agreement and performance hereunder are in, and will be in, compliance with any Applicable Law in all material respects.

7.1.5        This Supply Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

7.1.6        it will provide the other Party with prompt written notice if any of the representations and warranties in this Section 7.1 become untrue.

7.1.7        it is not debarred and has not and will not use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S.  Generic Drug Enforcement Act of 1992, or other Applicable Law, nor have debarment proceedings against it or any of its employees or permitted subcontractors been commenced.

7.1.8        it will provide the other with prompt written notice if any of the representations and warranties in Section 7.1.7 become untrue.

7.2           Additional Genzyme Warranties. Genzyme represents and warrants that:

7.2.1        Genzyme agrees that all Product will be manufactured in conformity with cGMP, the Specifications and the Quality Agreement. Without limiting the foregoing, at the time of delivery to Semnur, the Product shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended and in effect at the time of shipment.

7.2.2        Title to all Product provided under this Supply Agreement shall pass to Semnur as set forth in Section 2.5, free and clear of any security interest, lien, or other encumbrance.

7.2.3        To the knowledge of Jerome Gangitano, VP of Operations/Site Head, as of the Effective Date, the Manufacture of the Product hereunder does not infringe or misappropriate any intellectual property right of any Third Party existing as of the Effective Date; provided, however, that Genzyme shall have no responsibility under this Section to the extent such infringement or misappropriation arises from modification to the Products or other methods of Manufacture made at the request of Semnur and such infringement or misappropriation would not have existed had such modification not been made. For the purposes of this representation, “knowledge” means only “actual knowledge” and excludes all other forms of knowledge including constructive knowledge and imputed knowledge.

7.2.4        Genzyme makes no other representations, warranties or covenants of any kind beyond those expressly stated in this Agreement, express or implied, including merchantability, fitness for a particular purpose and any implied warranties arising out of the course of performance or usage of trade.

Article 8
CONFIDENTIALITY

8.1           Definition. “Confidential Information” means the terms and provisions of this Supply Agreement (each of which shall be the Confidential Information of both Parties) and all other information and data, including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, that one Party or any of its Affiliates or representatives (the “Disclosing Party”) has supplied or otherwise made available to the other Party or its Affiliates or representatives (the “Receiving Party”) hereunder, including those made prior to the Effective Date of this Supply Agreement. This Article 8 shall supersede that certain confidentiality agreement between the Parties dated March 14, 2014 (the “Prior CDA”), and all Confidential Information disclosed pursuant to the Prior CDA shall be deemed to have been disclosed hereunder.

8.2           Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized use and disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall be permitted to use the Confidential Information of the Disclosing Party solely as reasonably necessary to exercise its rights and fulfill its obligations under this Supply Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, (b) complying with Applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party other than to its Affiliates, and its and their respective directors, officers, employees, subcontractors, sublicensees, consultants, and attorneys, accountants, banks, actual or potential investors, and actual or potential collaborators (collectively, “Recipients”) who have a need to know such information (including the terms and conditions of this Agreement) for purposes related to this Supply Agreement or an investment in or collaboration or license agreement with Semnur and who are made aware of the confidentiality obligations set forth in this Supply Agreement or are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Supply Agreement. The Receiving Party shall be responsible for any disclosures made by its Recipients in violation of this Supply Agreement.

8.3           Exceptions.

8.3.1        Restriction Limitations. The restrictions related to use and disclosure under this Article 8 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a)              is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) known to the public or part of the public domain through no breach of this Supply Agreement by the Receiving Party, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party;

(b)              was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(c)              is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the Receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the Disclosing Party; or

(d)              is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

8.3.2        Disclosure Required by Law. The restrictions set forth in this Article 8 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under law or by an order of a Governmental Authority; provided that the Receiving Party: (a) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (b) at the Disclosing Party’s request, uses good faith efforts, to oppose or limit, or secure confidential treatment for such required disclosure similar to those it devotes to opposing similar information of its own, and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

8.4           Nondisclosure of Terms. Each Party agrees not to issue any press releases, reports, or other statements in connection with this Supply Agreement intended for use in the public or private media or otherwise disclose the terms of this Supply Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case consistent with customary practice under circumstances that protect the confidentiality thereof; provided that Semnur may inform its customers, suppliers and business contacts that Genzyme supplies Product to Semnur in the ordinary course of business without Genzyme’s consent. Notwithstanding the foregoing, each Party may make announcements concerning the subject matter of this Supply Agreement if required by Applicable Law or any securities exchange or Governmental Authority or any tax authority to which any Party is subject or submits, in which case the Party making such announcement shall provide the other Party with a copy of such announcement at least five (5) business days prior to issuance, to the extent practicable under the circumstances, and shall only disclose information required by Applicable Law or such exchange or authority.

8.5           Right to Injunctive Relief. Each Party agrees that breaches of this Article 8 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Supply Agreement), to the right to seek injunctive relief enjoining such action.

8.6           Ongoing Obligation for Confidentiality. The Parties’ obligations of confidentiality, non-use and non-disclosure under this Article 8 shall survive any expiration or termination of this Supply Agreement for five (5) years.

Article 9
INDEMNIFICATION

9.1           Indemnification.

9.1.1        Indemnification by Genzyme. Genzyme hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by Applicable Law, (collectively, “Indemnify”) Semnur and its Affiliates and their respective directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Semnur Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Semnur Indemnitee and arising from or occurring as a result of: (a) any material breach of any of Genzyme’s obligations, representations, warranties set forth in this Agreement; or (b) the gross negligence or willful misconduct of a Genzyme Indemnitee under this Supply Agreement. Genzyme’s obligation to Indemnify the Semnur Indemnitees pursuant to this Section 9.1.1 shall not apply to the extent that any such Liabilities are the result of a material breach by Semnur of its obligations, representations, warranties or covenants under this Supply Agreement or Semnur’s gross negligence or willful misconduct.

9.1.2        Indemnification by Semnur. Semnur hereby agrees, at its sole cost and expense, to defend, hold harmless and Indemnify Genzyme and its Affiliates and their respective directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Genzyme Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from Third-Party Claims against any Genzyme Indemnitee arising from or occurring as a result of: (a) the development, manufacture, storage, handling, use, marketing, distribution, offer for sale, sale, promotion or other commercialization of the Product(s) or any products containing the Products by or on behalf of Semnur or its Affiliates; (b) any material breach of any of Semnur’s obligations, representations, warranties or covenants under this Supply Agreement; or (c) the gross negligence or willful misconduct of a Semnur Indemnitee under this Supply Agreement. Semnur’s obligation to Indemnify the Genzyme Indemnitees pursuant to this Section 9.1.2 shall not apply to the extent that any such Liabilities are the result of a material breach by Genzyme of its obligations, representations, warranties or covenants under this Supply Agreement or Genzyme’s gross negligence or willful misconduct.

9.1.3        Procedure. To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 9.1.3 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

Article 10
TERM AND TERMINATION

10.1        Term. The term of this Supply Agreement shall begin on the Effective Date first set forth above, shall remain in effect for a period of ten (10) year(s) thereafter (the “Initial Term”) unless it is terminated earlier in accordance with Section 10.2; provided that, the Initial Term shall automatically be extended for the period of the Second Exclusivity Period and the Third Exclusivity Period if the requisite conditions under paragraph 2.10 have been met. Thereafter (i.e. after the expiration of the Initial Term and the Second and Third Exclusivity Period, if applicable), this Supply Agreement shall automatically renew for additional two (2) year periods (the Initial Term plus the Second and Third Exclusivity Periods and any such renewal terms, the “Term”), unless either Party gives the other Party notice of its desire not to renew this Supply Agreement not less than eighteen months prior to the expiration of the then-current Term.

10.2        Termination. Notwithstanding anything to the contrary in this Supply Agreement, this Supply Agreement may be terminated:

10.2.1      in its entirety by mutual written consent of Genzyme and Semnur; or

10.2.2      in its entirety by either Party upon thirty (30) calendar days’ prior written notice to the other Party if the other Party materially breaches any provision of this Supply Agreement and fails to cure that breach within such thirty (30) calendar day period; provided that if the Party alleged to be in breach disputes such breach in good faith by written notice to the other Party within the thirty-day cure period, then the Party alleged to be in breach shall not be deemed in breach and the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 10.2.2 unless and until it has been determined that this Agreement, as applicable, was materially breached in accordance with Article 11 below, and the breaching Party fails to comply with its obligations hereunder within two (2) months after such determination; or

10.2.3      in the event that the development is ceased or Semnur does not file for Regulatory Approval for the Semnur Product by January 1, 2020.

10.2.4      In case Genzyme decides to discontinue the Manufacture of the Product at the Facility for economic or strategic reasons, it shall inform Semnur as early as possible about its decision. In such situation, Genzyme may terminate this Agreement and shall give 24 months’ notice to Semnur. In the event of sale of the Facility, Genzyme shall have the right to subcontract its obligations under this Agreement as per Section 2.9.

10.3         Effects of Termination. Upon termination of this Supply Agreement, this Supply Agreement shall, except as otherwise provided in Section 10.3 or Section 10.4, be of no further force or effect.

10.4         Nonexclusive Remedy. Exercise of any right of termination afforded to either Party under this Supply Agreement (i) shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Supply Agreement, and (ii) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from termination.

10.5         Survival. Termination of this Supply Agreement (for any reason) shall not affect any accrued rights or liabilities of either Party. Article 4 (Product Testing), Article 5 (Inspection), Article 6 (Regulatory and Quality Responsibilities), Article 8 (Confidentiality), Article 9 (Indemnification), Article 11 (Disputes), Article 14 (Miscellaneous), and Sections 3.3 (Recordkeeping), 7.2 (Additional Genzyme Warranties), 10.3 (Effects of Termination), 10.4 (Nonexclusive Remedy), 10.5 (Survival) shall survive any expiration or termination of this Supply Agreement.

Article 11
DISPUTES

11.1        Discussion by Executives. Except as otherwise provided herein, any dispute, controversy or claim arising under, out of or in connection with this Supply Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Article 11 to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to a joint steering committee comprised of members from each of the Parties having authority to resolve such Dispute for attempted resolution by good faith negotiations within ten (10) business days. In such event, each Party shall cause its designated committee members to meet and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.

11.2        Jurisdiction. The Parties agree that any Dispute that is not resolved pursuant to Section 11.1 shall be subject to the exclusive jurisdiction of the state and federal courts in New York and each Party hereby submits to such jurisdiction.

Article 12
RECALLS

12.1       Notices. Each Party shall notify the other of any information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Semnur Product which was manufactured using Product supplied by Genzyme hereunder and/or which might result in the Recall or seizure of the Semnur Product which was manufactured using Product supplied by Genzyme hereunder. For purposes of this Agreement, a “Recall” shall mean any action: (i) by either Party to recover title to or possession of quantities of the Semnur Product which was manufactured using Product supplied by Genzyme hereunder sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of such Semnur Product which was manufactured using Product supplied by Genzyme hereunder from the market) or (ii) by any regulatory authorities to detain or destroy any of such Semnur Product which was manufactured using Product supplied by Genzyme hereunder. “Recall” shall also include the election by either Party to refrain from selling or shipping quantities of such Semnur Product which was manufactured using Product supplied by Genzyme hereunder to Third Parties that would have been subject to a Recall if sold or shipped.

12.2       Discretion. Semnur shall institute a Recall of the Semnur Product as a consequence of any defect that Semnur deems sufficiently serious. Semnur shall consult with Genzyme regarding any Recall of Semnur Product which was manufactured using the Product supplied by Genzyme hereunder; provided, however, that Semnur shall retain sole discretion whether to institute a Recall. Genzyme shall provide a rapid initial response and a full report with respect thereto within thirty (30) calendar days of such notification.

12.3       Responsibilities. Genzyme shall have no liability to Semnur with respect to any Recall which the Parties agree (or, absent such agreement, which a mutually acceptable independent laboratory or consultant determines) (i) was caused by information or materials supplied by Semnur, (ii) was otherwise caused by Semnur or its agents, (iii) was caused by factors occurring after delivery of the Product to the carrier at the Semnur drug product production site, or (iv) did not result from a breach of Genzyme’s warranties provided under Article 10 hereof. In addition, Semnur shall reimburse Genzyme for all reasonable out-of-pocket Third Party costs and expenses incurred and not recovered by Genzyme directly resulting from such Recall (subject to the limitations set forth in Section 12.5 hereof). For all Recalls which result from a breach of Genzyme’s warranties provided under Article 7 hereof, unless Genzyme does not have liability pursuant to this Section 12(3), Genzyme shall: (x) promptly credit Semnur’s account for Genzyme’s invoice price to Semnur of the Product used in such Recalled Product; if Semnur shall have previously paid for such Product, Genzyme shall promptly, at Semnur’ election, either (A) refund the invoice price thereof, or (B) offset the amount thereof against other amounts then due Genzyme hereunder, or (C) replace such Product at no additional cost to Semnur (y) reimburse Semnur for all reasonable out-of-pocket Third Party costs and expenses incurred and not recovered by Semnur directly resulting from such Recall (subject to the limitations set forth in Section 12.5 hereof).

12.4       Independent Laboratory Costs. The fees and expenses of any independent laboratory or consultant engaged by the Parties for purposes of this Section 12 shall be paid by the Party which is determined to bear responsibility for the Recall in question.

12.5       Limitation. Notwithstanding any other provision of this Agreement, the liability of Genzyme to reimburse Semnur for Third Party costs and expenses pursuant to Section 12.3(y) hereof and Article 9 related to any Recall shall not exceed $[...***...]. The Parties shall, to the extent possible, meet to review, in advance, actions and budgets for any Recall for which Genzyme shall have financial responsibility to Semnur pursuant to this Section 12.

12.6       Disposition of Nonconforming or Recalled Product. Semnur shall not dispose of any damaged, nonconforming or Recalled Product or Semnur Product as to which it intends to assert a claim against Genzyme without Genzyme’s written authorization to do so. Alternatively, Genzyme may instruct Semnur to return such Product to Genzyme. Genzyme shall bear the cost of disposition (as well as all applicable shipping costs) with respect to any damaged, nonconforming or Recalled Product as to which it bears responsibility under Section 12 hereof.

Article 13
LIMITATION OF LIABILITY

13.1       DISCLAIMER OF WARRANTIES. THE WARRANTIES GIVEN BY PARTIES HEREUNDER ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED.

13.2       DAMAGES. EXCEPT IN THE EVENT OF BREACH OF CONFIDENTIALITY, INFRINGMENT OF INTELLECTUAL PROPERTY RIGHTS, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOSS OF GOODWILL) ARISING FROM ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

13.3        Remedies. Genzyme’s sole obligations, and Semnur’s sole and exclusive remedies, for any breach by Genzyme of this Agreement related to Recalled Product shall be as set forth in Article 12 hereof.

13.4        LIMITATION OF DAMAGES. EXCEPT FOR GENZYME’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS AND EXCEPT TO THE EXTENT RESULTING FROM GENZYME’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL GENZYME’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS OR LOSSES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID TO GENZYME HEREUNDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY OR […***…], WHICHEVER IS LESS.

Article 14
MISCELLANEOUS

14.1        Relationship of the Parties. The Parties agree that the relationship of Genzyme and Semnur established by this Supply Agreement is that of independent contractors. Furthermore, the Parties agree that this Supply Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Supply Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

14.2        Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Supply Agreement

14.3        Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and affect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.

14.4        Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Supply Agreement if, but only to the extent that such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) injunctions, strikes, lockouts, labor trouble or other industrial disturbances; or (g) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the force majeure condition and shall eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible. If the performance of any such obligation under this Supply Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) calendar days, Semnur shall have the right to terminate this Supply Agreement.

14.5        Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by registered or certified airmail, postage prepaid to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term, and shall be deemed to have been given upon receipt.

In the case of Genzyme:

Genzyme Corporation
500 Kendall Square
Cambridge, MA 02142
Attention: Genzyme Corporation General Counsel; and
Attention: Sr. Director CEPiA North America

Sanofi-Aventis U.S. LLC
55 Corporate Drive
Bridgewater, NJ 08807
Attention: Sr. Director, CEPiA North America
Attention: NA General Counsel

In the case of Semnur:

 Semnur Pharmaceuticals, Inc.
4970 El Camino Real, Ste 205
Los Altos, CA 94022

Attention:

14.6        Assignment. Genzyme may assign this Agreement without Semnur’s consent. Except as set forth below, Semnur may not assign this Supply Agreement without Genzyme’s prior written consent. Genzyme’s consent to an assignment shall lapse in the event Semnur does not close the transaction with the permitted assignee within four (4) months of the date that Genzyme provided its consent. In the event of a permitted assignment, the assigning Party shall notify the other Party in writing of such assignment and the assignee shall agree in writing to be bound to the terms and conditions of this Supply Agreement. Any assignment not in accordance with this Section 14.6 shall be null and void.

Exception for Certain Semnur Successors. If any successor to Semnur or Third Party acquires all or substantially all of the assets of Semnur to which this Supply Agreement relates, whether by sale, transfer, merger, reorganization, operation of law or otherwise, then Semnur may assign this Supply Agreement to such successor or Third Party without Genzyme’s prior written consent. Provided, however, that Genzyme’s consent shall be required (such consent not to be unreasonably withheld or conditioned and such consent to be tendered to Semnur not later than thirty (30) days from Genzyme’s receipt of Semnur’s request for such consent) for an assignment to any successor or Third Party that is a party to active litigation adverse to Genzyme or a Genzyme Affiliate (“Genzyme Litigant”). Semnur may disclose and seek consent for potential successors or Third Parties at any stage of its due diligence process related to the disposition of the Semnur Product.

Exception for Semnur Affiliates. Semnur shall be permitted, without the prior written consent of Genzyme, to assign this Supply Agreement to its Affiliates.

14.7        Governing Law. This Supply Agreement shall be governed by and construed in accordance with the laws of New York without reference to conflicts of laws principles.

14.8        Entire Agreement and Amendment. This Supply Agreement, together with its Schedules and Exhibits, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, to the extent the terms and conditions of the body of this Supply Agreement conflict with the terms and conditions of any Schedule hereto, the terms and conditions of the body of this Supply Agreement shall govern. No terms or provisions of this Supply Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Supply Agreement by written instruments specifically referring to and executed in the same manner as this Supply Agreement.

14.9        No Third Party Beneficiaries. Except for the rights to indemnification provided for under Article 9 above, all rights, benefits and remedies under this Supply Agreement are solely intended for the benefit of Semnur and Genzyme, and except for such rights to indemnification expressly provided pursuant to Article 9, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Supply Agreement; (b) seek a benefit or remedy for any breach of this Supply Agreement; or (c) take any other action relating to this Supply Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

14.10     Severability. Should one or more of the provisions of this Supply Agreement become void or unenforceable as a matter of law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Supply Agreement, and the Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Supply Agreement.

14.11     No Waiver. A waiver by any Party of any of the terms and conditions of this Supply Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Supply Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.12     Compliance with Laws/Anti-bribery. Both Genzyme and Semnur shall perform their obligations under this Supply Agreement in accordance with Applicable Law and each Party shall bear its own costs in ensuring compliance therewith. No Party shall, or shall be required to, undertake any activity under or in connection with this Supply Agreement that violates, or which it reasonably believes may violate, any Applicable Law. Each Party will conduct itself and undertake the arrangements contemplated by this Agreement in a manner which is consistent with good business ethics and all applicable anti-bribery legislation (national and foreign), including but not limited to the OECD Convention dated 17th December 1997 on combating bribery of public officials in international business and the United States Foreign Corrupt Practices Act, as amended. Failure of a Party to comply with the provisions of this Article will be deemed a material breach of a material provision of this Agreement by the other Party.

14.13     English Language. This Supply Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.14     Review by Legal Counsel. Each Party agrees that it has read and had the opportunity to review this Supply Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Supply Agreement shall be construed against the drafting Party shall not apply.

14.15     Further Acts. Each Party shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Parties may reasonably require from time to time to give full effect to the terms of this Supply Agreement.

14.16     Counterparts. This Supply Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. This Supply Agreement and any amendments hereto, to the extent signed and delivered by means of electronic reproduction (e.g., portable document format (.pdf), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made said request.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

GENZYME CORPORATION		SEMNUR PHARMACEUTICALS, INC.

By:	/s/ William Aitchison	By:	/s/ Jasim Shah

Name:	William Aitchison	Name:	Jaisim Shah

Title:	Head, Global Operations	Title:	CEO and President

Date:	February 9, 2014	Date:	December 17, 2015

Schedule 1

Semnur Product

A combination drug product containing sodium hyaluronate and steroids, such as dexamethasone sodium phosphate in a pre-filled syringe with a 2mL fill.

Schedule 2

PRODUCT, SUPPLY PRICE

PRODUCT:	SODIUM HYALURONATE (HA)
SPECIFICATIONS:	Complies with EP, and to the Specifications attached
Facility	Framingham, MA
MINIMUM ORDER QUANTITY:

Clinical: 180gr for clinical trial purposes and for tox studies in 60gr bottles only

Commercial: Minimum Order Quantity as follows:

[...***...] to [...***...] kg -1 full batch and then multiples of full batch quantities (i.e. Full Batch ~ [...***...] kg).

[...***...] to [...***...] kg – 2 full batches and then multiples of full batch quantities.

>[...***...] kg – [...***...] batches and then multiples of full batch quantities.

STANDARD PACKAGING:	60gr in a 250ml sterile glass bottle in an aluminum bag
Product Supply Price:

For phase I and II and clinical tox studies, […***…] grams of the sample product at […***…]/g

For next phase III and NDA enabling studies: at […***…]/g

For Commercial supply:

From […***…]Batch to […***…]kg: […***…]/gram

[…***…]kg and <[…***…]kg: […***…]/gram

[…***…]kg and <[…***…]kg: […***…]/gram

[…***…]kg and ≤[…***…]kg: […***…]/gram

[…***…]kg and ≤[…***…]kg: […***…]/gram

[…***…]kg and ≤[…***…]kg: […***…]/gram

[…***…]kg and ≤[…***…]kg: […***…]/gram

> […***…]kg: […***…]/gram

Schedule 3

Specifications

Sodium Hyaluronate (HA) Specifications:

Tests	Specifications
Visual Appearance	[…***…]
Solubility	[…***…]
Identification (A) FT-IR (B) Sodium	[…***…]
Clarity/ Absorbance of (0.33% solution)	[…***…]
pH (0.5% solution)	[…***…]
Intrinsic Viscosity	[…***…]
Molecular weight	[…***…]
Loss on Drying	[…***…]
Nucleic Acids (033% solution)	[…***…]
Protein	[…***…]
Chlorides	[…***…]
Iron(AA)	[…***…]
Heavy Metals: EP method F	[…***…]
Residual Solvents Ethanol Isopropyl Alcohol	[…***…]
Mass balance/purity	[…***…]
Bacterial Endotoxins	[…***…]
Sterility	[…***…]
Nephelometry	[…***…]
CTAB	[…***…]

Schedule 4

Quality Agreement

Schedule 5

List of Territories

US
Canada
Mexico
All countries of the European Union
Australia
New Zealand
Japan
Brazil